Contacts:
At Feinstein Kean Partners
Jeff Mooney
617-577-8110
www.fkpi.com

At Schwartz Communications               At Cambridge Heart
Helen Shik, ext. 6587                    Robert Palardy, ext. 231
Lloyd Benson, ext. 6511                  781-271-1200
781-684-0770                             www.cambridgeheart.com
www.schwartz-pr.com


     Cambridge Heart Completed an Agreement to Raise $5.0 Million of Equity
                                   Financing


Bedford, MA--June 9, 1999 -- Cambridge Heart, Inc. (NASDAQ:CAMH) today announced that the Company has completed an agreement to raise $5.0 million in equity capital through a private placement with a group of institutional investors led by the Tail Wind Fund. Funding is expected within 24 hours.

"We are very pleased with this financing and with the investors involved in it," stated Jeffrey M. Arnold, Cambridge Heart Chairman, President, and CEO. "The new funding, along with existing cash reserves, will allow us to aggressively move ahead with our business plans."

Under the terms of the financing, Cambridge Heart, Inc. receives $5.0 million from the sale of 952,380 shares of Cambridge Heart Common Stock. The investors also receive 95,238 warrants at an exercise price of $7.22. Cambridge Heart is obligated to file with the Security and Exchange Commission a registration statement for the shares of Common Stock issued and the stock underlying the warrants. The Company intends to use the proceeds of the offering for its operational needs, promoting clinical adoption of its T-wave alternans technology, and for working capital purposes.

The Investment Adviser to Tail Wind said, "We think there is now broad evidence to suggest that Cambridge Heart's technology provides an accurate, effective, and cost efficient prediction of sudden cardiac arrest. We are optimistic that the Company's current initiatives will produce an early path to reimbursement, and much wider usage of this vital product in the large and growing market for people at risk."


                                   -- more --

About Cambridge Heart

Cambridge Heart is engaged in the research, development, and commercialization of products for the non-invasive diagnosis of cardiac disease. Using innovative technologies, the Company is addressing such key problems in cardiac diagnosis as the identification of those at risk of sudden cardiac arrest, the early detection of coronary artery disease, and the prompt and accurate diagnosis of heart attack. The Company's first product, the Alternans Test, was cleared by the U. S. Food and Drug Administration on April 13, 1999, as the first non-invasive test cleared to identify patients at risk of arrhythmia, the cause of sudden cardiac arrest. The Company currently markets its CH 2000 stress test system and proprietary, disposable High-Resolution Electrodes in the U.S., Japan, and Europe.

Statements made in this press release that are not historical facts include forward-looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include uncertainties associated with regulatory approval processes and other factors that are included in Cambridge Heart's Annual Report on Form 10-K for the year ending December 31, 1998.

                                     # # #

                                       2